Exhibit 10.81

EMPLOYEE RETENTION AGREEMENT
THIS AGREEMENT is entered into by and between PNMR Services Company (the “Company”) and Joseph D. Tarry (the “Employee”) (each, a “Party” and collectively, the “Parties”) as of December 4, 2023 (the “Effective Date”).
RECITALS
On October 20, 2020, PNM Resources, Inc. (“PNMR”) entered into the Merger Agreement with Avangrid and NM Green Holdings, Inc., pursuant to which NM Green Holdings, Inc. will merge with and into PNMR, with PNMR surviving as a wholly-owned subsidiary of Avangrid (the “Transaction”). To encourage Employee to remain employed with the Company during the period of uncertainty surrounding the Transaction and beyond, the Company wishes to provide Employee with a Retention Bonus, as specified by this Agreement.
TERMS AND CONDITIONS
1.Scope of Agreement; At Will Employment.
This Agreement deals solely with the attainment and payment of a Retention Bonus. All other terms and conditions of Employee’s employment are determined pursuant to the Company’s employment policies and practices, unless otherwise specifically modified by this Agreement.
Employee acknowledges that Employee’s employment by the Company is and remains “at-will” and that Employee or the Company may terminate the employment relationship at any time and for any reason, without prior notice. This Agreement only governs the terms of the payment of the Retention Bonus.
2.Retention Bonus.
(a)Attainment. Except as set forth in Sections 3, 4, and 5 of this Agreement, Employee shall be entitled to a Retention Bonus of $1,000,000, as described by this Agreement. Twenty-five percent (25%) of the Retention Bonus ($250,000) will be payable in a single lump sum cash payment to Employee in December 2023. The remaining 75% of the Retention Bonus will be payable if the Employee remains employed by the Company or an Affiliate through the applicable Vesting Dates. A portion of the Retention Bonus will vest on each of the Vesting Dates below.

Vesting Date	Percentage of Retention Bonus that Vests
December 1, 2024	25%
December 1, 2025	50%
(b)Timing. Except as set forth in Sections 3, 4, or 5, the vested portion of the Retention Bonus shall be paid to Employee in accordance with the Company’s regular payroll practices and no later than thirty (30) days after the corresponding Vesting Date.

(c)Conversion of Retention Bonus into Restricted Stock Rights. The Committee, with the approval of the Board, may elect to convert the Retention Bonus, or any portion of the Retention Bonus, into Restricted Stock Rights at any time before the Vesting Date. Such conversion will be determined based on the Fair Market Value of PNMR Stock as of the Grant Date. The Grant Date will be determined by the Committee or the Board at the time of the conversion. Any Restricted Stock Rights will be granted pursuant to the 2023 Performance Equity Plan (the “PEP”) and shall be delivered in Stock at the time set forth in this Agreement. The terms of the PEP are hereby incorporated by reference. Capitalized terms used in this Agreement not otherwise defined in this Agreement shall have the meanings given to such terms in the PEP.
3.Termination of Employment.
(a)Termination by Company without Cause. Company may terminate Employee’s employment without “Cause” prior to any Vesting Date (including following a Change in Control). If Company terminates Employee’s employment without Cause pursuant to this Section, Employee will fully vest in the Retention Bonus, provided Employee executes and does not revoke the release required by Section 7 at the time specified in Section 7. In such instance, Employee also may be entitled to receive severance or retention benefits pursuant to the PNM Resources, Inc. Non-Union Severance Pay Plan or the PNM Resources, Inc. Officer Retention Plan if the requirements of the plans are met.
(b)Termination by Company for Cause. If Company terminates Employee’s employment for “Cause” prior to any Vesting Date, Employee will not be entitled to receive any portion of the Retention Bonus that vests or is payable after the date of Employee’s termination.
(c)Termination by Employee. If Employee terminates his employment for any reason prior to a Vesting Date, Employee will not be entitled to receive any portion of the Retention Bonus that vests or is payable after the date of Employee’s termination.
4.Disability.
If Employee becomes Disabled while employed prior to receiving the full Retention Bonus, Employee will fully vest in the Retention Bonus as of the date of such Disability. Such Retention Bonus will be paid in a single lump sum within sixty (60) days of Employee’s Disability, provided Employee executes and does not revoke the release required by Section 7.
5.Death.
If Employee dies while employed prior to receiving the full Retention Bonus, Employee will fully vest in the Retention Bonus as of the date of Employee’s death. In such instance, the Retention Bonus will be paid to Employee’s estate in a single lump sum within sixty (60) days following Employee’s death.
6.Clawback.
The Retention Bonus described by this Agreement is subject to potential forfeiture or clawback to the fullest extent called for by applicable federal or state law or a policy adopted by the

Company or its Affiliates. Employee hereby agrees to return the full amount required by applicable law or any policy adopted by the Company or its Affiliates.
7.Release.
As a condition to receiving the Retention Bonus upon Employee’s termination without Cause or Disability, Employee must execute and not revoke a full and general release, releasing all claims that Employee may have against Company and any Affiliate arising out of and related to Employee’s employment or termination of employment with Company or its Affiliates. Such release shall be prepared by Company. Employee shall have the time period set forth in the release to review the release, sign it, and return it to the Company. The Retention Bonus payment will be made to Employee as soon as practicable following the date on which the release becomes effective, but in no event more than sixty (60) days following the date of Employee’s termination of employment without Cause or Disability. If the release is not effective by the sixtieth (60th) day following Employee’s termination of employment, Employee shall forfeit the Retention Bonus.
8.Withholding.
Payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
9.Binding Nature of Agreement.
This Agreement will be binding upon and inure to the benefit of the Company and Employee, but neither this Agreement nor any rights arising hereunder may be assigned, pledged or otherwise alienated by Employee.
10.Severability.
If any provision of this Agreement as applied to either Party or to any circumstances is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same will in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.
11.Amendment or Waiver.
No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Employee and an authorized officer of the Company. No waiver by either Party at any time of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of any other condition or provision at any time.
12.Governing Law.
This Agreement will be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of New Mexico.

13.Entire Agreement.
This Agreement embodies the entire agreement of the Parties respecting the Retention Bonus described herein and with respect to the other terms expressly set forth in this Agreement.
14.Further Assurances.
Each Party agrees to cooperate fully with the other Party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other Party to evidence and reflect the transactions described and contemplated by this Agreement and to carry into effect the intent and purposes of this Agreement.
15.Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
16.Section 409A Compliance.
(a)Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(b)No Elections. Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement.
(c)Compliant Operation and Interpretation. This Agreement shall be administered in accordance with Section 409A of the Code or an exception thereto, and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A of the Code or an exception thereto. Although this Agreement has been designed to comply with Section 409A of the Code or to fit within an exception to the requirements of Section 409A of the Code, the Company specifically does not warrant such compliance. Employee is fully responsible for any and all taxes or other amounts imposed by Section 409A or any other provision of the Code, and the Company shall not be liable to the Employee if any payment or benefit hereunder fails to be exempt from, or to comply with, Section 409A of the Code. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).
IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be executed as of the date set forth below.

PNMR Services Company

By:	/s/ Patricia K Collawn
Its:	Chief Executive Officer
Date	12/05/2023

Employee

Joseph D. Tarry
Employee Name (printed)

/s/ Joseph D Tarry
Employee Signature

Date:	12/05/2023

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